EXHIBIT 99.1

1900 E. 9th Street
Cleveland, Ohio 44114

NEWS RELEASE

PFGI Capital Corporation Confirms Cash Payment on Income PRIDESSM,
Series A Preferred Stockand Announces Financial Results for the
Quarter Ended June 30, 2005

Cleveland, July 20, 2005 — PFGI Capital Corporation announced that the scheduled cash payment on its Income PRIDESSM (NYSE: PCEPRI) and Series A Preferred (NYSE: PFGIP.PK) will be paid on August 17, 2005. The distributions, accruing from May 18, 2005 through August 17, 2005, are payable to holders of record on August 1, 2005, at a rate of $0.5625 per each Income PRIDESSM held and $.4844 per Series A Preferred stock held.

PFGI Capital Corporation also announced financial results for the quarter and year-to-date periods ended June 30, 2005. Net income was $5.0 million for the three months ended June 30, 2005, up from $3.6 million for the three months ended June 30, 2004. Total interest income was $5.1 million for the three months ended June 30, 2005 compared to $3.9 million for the three months ended June 30, 2004. Non-interest expenses, including loan servicing and management fees, totaled $.2 million in both periods.

For the six months ended June 30, 2005, net income was $9.6 million, up from $7.2 million for the same period a year ago. Total interest income was $9.8 million for the first half of 2005 compared to $7.6 million last year. Non-interest expense was $.4 million in both periods.

At June 30, 2005, there were no nonperforming assets or impaired loans, loan participations totaled $259.2 million, and the reserve for loan participation losses was $.7 million. At June 30, 2005, total assets and stockholders’ equity were both $273.1 million.

About PFGI Capital Corporation
PFGI Capital Corporation is a Maryland corporation formed as a real estate investment trust for federal income tax purposes. The principal business objective is to acquire, hold, and manage commercial mortgage loan assets and other authorized investments that will generate net income for distribution to PFGI Capital Corporation shareholders. PFGI Capital Corporation is a consolidated subsidiary of National City Bank, a wholly owned banking subsidiary of National City Corporation.

About National City Corporation
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at NationalCity.com.

For further information, please contact
Jennifer Hammarlund
National City Corporation
216-222-9849